Exhibit 5.1

Sidley Austin LLP 555 California Street Suite 2000 San Francisco, CA 94104 +1 415 772 1200 +1 415 772 7400 Fax AMERICA • ASIA PACIFIC • EUROPE

March 7, 2022

Biodesix, Inc.

2970 Wilderness Place, Suite 100

Boulder, CO 80301

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S‑3, File No. 333-261095 (the “Registration Statement”), filed by Biodesix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing 184,275 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), (such 184,275 shares, the “Initial Commitment Shares”) to Lincoln Park Capital Fund, LLC (the “Investor”), and will issue to the Investor additional shares of Common Stock, having up to an aggregate offering price of up to $50,000,000 (the “Purchase Shares,” and together with the Initial Commitment Shares, the “Shares”) to the Investor. The Shares are to be sold by the Company pursuant to a purchase agreement dated March 7, 2022 (the “Purchase Agreement”) between the Company and the Investor.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We have examined the (i) Registration Statement, (ii) the Purchase Agreement, (iii) the Company’s amended and restated certificate of incorporation and (iv) the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Shares by the Company.

We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without

Biodesix, Inc.

March 7, 2022

independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.
The issuance and sale of the Shares covered by the Registration Statement pursuant to the Purchase Agreement has been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable when certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Purchase Agreement.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP